EXHIBIT (10)M

                   FIRST OF AMERICA BANK CORPORATION
                          MANAGEMENT EMPLOYEE
                          SEVERANCE PAY PLAN

     1. Purpose; Effective Date. The purpose of this Plan is to set forth the terms and conditions pursuant to which the Company will pay severance benefits to certain terminated Management Employees, whose employment is terminated, either before or after a Change in Control of the Company. The Plan is effective October 1, 1997.

     2. Definitions. For purposes of the Plan the following terms shall have the meanings as set forth below:

     "Annual Compensation Rate" means in the case of a Management Employee who is not paid through a Variable Pay Program, the sum of a Management Employee's annual base salary, the target annual award, if any, under the First of America Bank Corporation Annual Incentive Compensation Plan, and the target award, if any, under the First of America Bank Corporation Long-Term Incentive Compensation Plan, all as in effect for the year in which the Change in Control occurs, or if greater, as of the date of the Management Employee's termination of employment.

     In the case of a Management Employee, who is paid in whole or in part through a Variable Pay Program, "Annual Compensation Rate" means the Management Employee's W-2 compensation for the calendar year preceding the year in which termination of employment occurs, such compensation being annualized in the event the Employee was not employed for the entire calendar year applicable. Notwithstanding the foregoing, if a Management Employee has no W-2 compensation paid by any Employer in the calendar year preceding the year in which termination of employment occurs, then the annualized W-2 compensation for the calendar year in which the termination of employment occurs shall be used to determine the Management Employee's Annual Compensation Rate.

     "Board" means the Board of Directors of the Company.

     "Cause" means;

               a. the Employee's willful and continued failure to perform substantially the Employee's duties with the Employer other than such failure resulting from incapacity due to physical or mental illness, after written demand for substantial performance is delivered to the Employee by an Officer of the Company, who is senior to the Employee, which specifically identifies the manner in which the Officer believes that the Employee has not substantially performed the Employee's duties; or

               b.    or the Employee's willful engaging in illegal
                    conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purpose of this definition, no act or failure to act, on the Employee's part, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act or failure to act, based upon the instructions of an officer of the Company senior to the Employee or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

     A "Change in Control" of the Company shall have occurred:

               a. on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries), to acquire Voting Stock of the Company if:

                    i.   after giving effect to such offer such
                         corporation, person, other entity or group


                         would own 25% or more of the Voting Stock of the Company;

                    ii. there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

                    iii. such corporation, person, other entity or
                         group has secured all required regulatory approvals to own or control 25% or more of the Voting Stock of the Company;

               b. if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned Subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries), and such definitive agreement is consummated;

               c. if any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries) becomes the Beneficial Owner (as defined in the Company's articles of incorporation) of Stock representing 25% or more of the Voting Stock of the Company; or

               d.   if during any period of two consecutive years
                    Continuing Directors cease to comprise a majority of the Company's Board of Directors.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the committee appointed in accordance with
     Section 6 of this Plan.

     "Company" means First of America Bank Corporation, a Michigan corporation, and its successor or successors.

     "Compensation and Benefit Plans" means the compensation and benefit plans generally available to management employees of the Company of like grade and salary including, but not limited to, retirement plans, group life, disability, accidental death and dismemberment, travel and accident, and health and dental insurance plans, incentive compensation plans, stock compensation plans, deferred compensation plans, supplemental retirement plans and excess benefit plans.

     "Continuing Director" means:

               a. any member of the Board of Directors of the Company at the beginning of any period of two consecutive years; and

               b. any person who subsequently becomes a member of the Board of Directors of the Company; if

               c. such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

               d. such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

     "Covered Termination" means the termination of an Employee's employment prior to a Change in Control of the Company, as described in Section 4 of the Plan, and as determined by the Committee in its sole discretion.


     "Employee" means any individual regularly employed by an Employer, who is also a Management Employee. The term "Employee" shall include Management Employees.

     "Employer" means the Company or any of its Subsidiaries.

     "Employment Agreement" means a written agreement to which the Employee and an Employer are parties and which provides for the continuation of compensation in the event of the termination of employment.

     "Management Continuity Agreement" means an employment agreement to which a Management Employee and the Company are parties, which provides for the payment of compensation and benefits in the event of the Management Employee's termination of employment following a Change in Control of the Company.

     "Management Employee" means an Employee, who has a Total
     Compensation Grade of 20 or greater, as determined by the Committee. In the event of a Change in Control of the Company, an Employee's status as a Management Employee shall be determined by the Committee immediately prior to the Change in Control.

     "Plan" means this First of America Bank Corporation Severance Pay
     Plan.

     "Savings Plan" means the First of America Bank Corporation
     Reserve Plus Retirement Savings Plan.

     "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code.

     "Total Compensation Grade" means the numerical designation assigned to the ranges of the sum of salary and variable compensation opportunity into which jobs of the same or similar value are grouped by the Company for targeted total compensation purposes, as identified in the payroll records of the Company.

     "Variable Pay Program" means a formal compensation program which provides for remuneration amounts that vary based on achievement levels of specific performance goals including commissions, incentives, bonuses and other payments based on an Employee's performance, excluding the First of America Bank Corporation Annual Incentive Compensation Plan, the First of America Bank Corporation Long-Term Incentive Compensation Plan and the First of America Bank Corporation Employees' Stock Compensation Plan.

     "Voting Stock" shall mean those shares of the Company Stock entitled to vote generally in the election of directors.

     "Weekly Compensation Rate" means, in the case of a Management Employee, the Management Employee's Annual Compensation Rate divided by 52.

     "Year of Service" shall have the same meaning as such term has pursuant the First of America Bank Corporation Employees' Retirement Plan for purposes of determining vesting service, excluding any reference in such plan to any maximum service limitations, and including any past-service credit granted to an Employee pursuant to such plan or an agreement adopting that plan.

     3.   Eligibility.

          (a) General Severance Benefits. All Employees are eligible for severance pay in the event of a termination of employment, which the Committee determines is a Covered Termination, as described in
Section 4 of this Plan.

          (b) Change in Control Severance Benefits. All Employees are eligible for severance pay in the event of their termination of employment, which is described in Section 5 of this Plan, following a Change in Control. Notwithstanding the foregoing, no Employee, who is a party to a Management Continuity Agreement, shall be eligible for severance payments under this Plan following a Change in Control.

     4.   General Severance Benefits.


          (a)  Covered Termination.  Subject to the provisions of this
Section 4, the Committee shall, in its sole discretion determine whether an Employee's termination of employment prior to a Change in Control of the Company is a Covered Termination under this Plan. The Committee may establish policies and guidelines to be used in the determination of whether a termination constitutes a Covered Termination. Notwithstanding the existence of such policies and guidelines,the Committee shall retain complete discretion in determining whether a termination constitutes a Covered Termination.

          (b) Effect of Certain Offers of Employment. In no event will a termination of employment be considered a Covered Termination if the Employee is offered alternative employment with any Employer where:

               (i) the principal location of such alternative employment is less than 35 miles from the principal location of the Employee's employment immediately prior to termination;

               (ii) the Total Compensation Grade, if any, applicable to the alternative employment is not more than two
               Total Compensation Grades less than the Employee's
               Total Compensation Grade immediately prior to termination; and

               (iii) in the case of a full-time, salaried Employee, the alternative employment offered to the Employee is a full-time, salaried position.

          (c) Asset Sales. In no event will a termination of employment be considered a Covered Termination if the termination of employment results from the sale of all or a portion of the Employer's assets (excluding any such sale, which constitutes a Change in Control of the Company) and the Employee is offered, within 15 days following such sale, a substantially similar employment with the business entity, which purchased such assets from the Employer.

          (d) Outsourcing. In no event will a termination of employment be considered a Covered Termination, if the termination of employment results from the outsourcing of services by an Employer and the Employee is offered, within 15 days following such outsourcing, substantially similar employment with the business entity providing the services to the Employer following the outsourcing.

          (e) Amount of Severance Benefits. In the event of an Employee's Covered Termination, the Committee shall, in its sole discretion, determine the amount of severance benefits payable to the Employee. The Committee shall make such determination within 30 days following the date of the Covered Termination. The Committee may establish policies and guidelines to be used in the determination of the amount of severance benefits payable to an Employee following a Covered Termination. Notwithstanding the existence of such policies and guidelines, the Committee shall retain complete discretion in determining severance benefits.

          (f) Payment of Severance Benefits. Provided that the Employee has executed the release described in Section 4(g) of this Plan, the Company shall pay such benefits to the Employee at the same time and in the same manner that such payments would have been made had the Employee remained employed with an Employer, in a single payment, less any applicable withholding. Employees shall not be entitled to defer the receipt of such severance benefits through any qualified or nonqualified deferred compensation plan of the Company, including, not by way of limitation, the Savings Plan.

          (g) Release. An Employee shall receive the severance benefits described in this Section 4 only after the Employee signs a settlement agreement and release in the form presented to the Employee by the Company. If the Employee fails to sign such settlement agreement and release, or the Employee revokes the settlement agreement and release, to the extent permitted by its terms, then the Employee shall not receive any severance benefit under Section 4 of this Plan.

     5.   Change in Control Severance Benefits.


          (a)  Termination by Successor or for Good Reason.  An
Employee, who satisfies the eligibility provisions of Section 3(b) of this Plan, shall be eligible for severance benefits described in
Section 5(b) of this Plan if, within the one year period following the date of the Change in Control:

               (i) the Company terminates the Employee's employment without Cause; or

               (ii) an Employee voluntarily resigns from employment following a material change in the Employee's position, authorities or responsibilities, in effect immediately prior to the Change in Control, a reduction in the Employee's compensation or a material reduction in benefits provided pursuant to the Compensation and Benefit Plans below the compensation and benefits in effect immediately prior to the Change in Control, a reduction in the Employee's base salary below the Employee's base salary immediately prior to the Change in Control, or a change of the Employee's principal place of employment without the Employee's consent to a city different from the city which is the principal place of the Employee's employment immediately prior to the Change in Control provided that if the Company provides formal written notice to the Employee of an event which would give the Employee the right to voluntarily resign under this Section 5(a)(ii), the Employee shall notify the Company in writing of such voluntary resignation within thirty days of receiving such written notice.

No severance benefits shall be payable in the event of an Employee's termination of employment, which occurs due to the Employee's voluntarily resignation (other than a voluntary resignation described in Section 5(a)(ii) above), death or disability preventing the Employee from performing any services for the Employer within the one year period following a Change in Control of the Company.

          (b) Amount of Severance Benefits. In the event an Employee becomes entitled to severance benefits as determined pursuant to
Section 5(a) of this Plan, the Company shall pay the following benefits to the Employee:

               (i) a cash payment equal to the product of two, the Employee's Years of Service and the Employee's Weekly Compensation; and

               (ii) for the number of weeks equal to the product of two and the Employee's Years of Service, the Company shall continue to provide health and dental plan coverage to the Employee and the Employee's family on terms and conditions at least as favorable to the Employee and the Employee's family as those that applied immediately prior to the Change in Control.

Notwithstanding the foregoing, the payment described in Section
5(b)(i) above shall not be less than 50% of the Employee's Annual
Compensation Rate and shall not exceed 150% of the Employee's Annual Compensation Rate.

Neither the Committee nor the Company shall have discretion to deny severance benefits to an Employee whose termination satisfies the requirements of Section 5(a) of this Plan or to reduce the amount of
such benefits, as determined under this Section 5(b).   An Employee's
severance benefit shall not be decreased by the Employee's earnings from any subsequent employer after the Employee's termination of employment following a Change in Control.

In lieu of providing health and dental plan coverage to an Employee, the Company may pay an Employee the cash equivalent of such coverage, if the Company makes a good faith determination that the provision of such benefits in-kind would adversely affect the tax exempt status of its health and dental plans.

          (c)  Payment of Benefits.  Within 30 days following the
Employee's termination of employment, the Company shall pay any cash payment due under this Plan to the Employee in a single payment, less any applicable tax withholding. Employees shall not be entitled to


defer the receipt of such severance benefits through any qualified or nonqualified deferred compensation plan of the Company, including, not by way of limitation, the Savings Plan.

     6. Plan Not Contract of Employment. This Plan shall not give any Employee the right to remain employed with any Employer and shall not constitute a contract of employment. Nothing in this Plan shall be construed as changing any Employee's status as an at-will Employee.

     7. Administration of Plan. This Plan shall be administered by a Committee, consisting of the Company's Senior Vice President of Human Resources, and two or more additional individuals designated by the Company's Senior Vice President of Human Resources. The Committee shall have the authority to determine an Employee's eligibility for benefits under the Plan, interpret the terms of the Plan and to resolve any ambiguities that arise in the administration of the Plan.

     8. Amendment of Plan. This Plan may be amended or terminated by written action of the Nominating and Compensation Committee of the Company's Board of Directors. Following a Change in Control of the Company, the Plan may not be amended or terminated until all of the Company's obligations under Section 5 of the Plan have been satisfied.

     9. Assignment of Rights. An Employee may not assign, pledge or otherwise transfer any of the benefits of this Plan either before or after termination of employment, and any purported assignment, pledge or transfer of any payment to be made by the Company hereunder shall be void and of no effect. No payment to be made to an Employee hereunder shall be subject to the claims of creditors of the Employee.

     10. Agreements Binding on Successors. This Agreement shall be binding and inure to the benefit of the Company, Employees and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

     11. Severability of Provisions. If for any reason any paragraph, term or provision of this Plan is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all paragraphs, terms and provisions of this Plan shall be deemed to be severable in nature.

     12. Governing Law. This Agreement is made in, and shall be governed by, the laws of the State of Michigan.



                                FIRST OF AMERICA BANK CORPORATION



                              By:       /S/ RICHARD V. WASHBURN
                                        Richard V. Washburn

                              Its:      Executive Vice President